[AMERIANA BANCORP LETTERHEAD]





                                 Contact:  Harry J. Bailey
                                           President and Chief Executive Officer
                                           (765) 529-2230



           AMERIANA BANCORP BOARD DECLARES REGULAR QUARTERLY DIVIDEND
                                 ---------------
                        SHAREHOLDERS ELECT FOUR DIRECTORS


NEW CASTLE, Ind. (May 19, 2005) - Speaking to shareholders assembled for the Company's 2005 annual meeting, Paul W. Prior, Chairman of the Board of Ameriana Bancorp (NASDAQ/NM:ASBI), today announced that Ameriana's Board of Directors has declared a regular quarterly cash dividend. The dividend, which continues the current rate of $0.16 per share, will be paid on July 1, 2005, to shareholders of record on June 10, 2005.

         In formal business conducted at the meeting, shareholders re-elected four Directors to new terms that expire with the 2008 annual meeting of shareholders. Elected to new three-year terms were: Harry J. Bailey, President and Chief Executive Officer of Ameriana Bancorp; Charles M. Drackett, Jr., Chairman, President and General Manager of Fairholme Farms Inc.; Richard E. Hennessey, Executive Vice President and Chief Financial Officer of Shiel Sexton Company, Inc.; and Ronald R. Pritzke, a partner in the law firm of Pritzke & Davis.

         The Company's Directors continuing in office to future years include:
R. Scott Hayes, a partner in the law firm of Hayes Copenhaver Crider; Michael E. Kent, a private investor; Donald C. Danielson, Vice Chairman of City Securities Corp.; and Paul W. Prior, Chairman of the Board of Ameriana Bancorp.

         Shareholders also ratified the appointment of BKD, LLP as the Company's independent auditors for the fiscal year ending December 31, 2005.

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in the central Indiana area. As its name implies, Ameriana Bank and Trust SB also offers trust and investment management services. The Bank has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

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